    As filed with the Securities and Exchange Commission on November 4, 2002
                                                      Registration No. 333-98941

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                   POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          Genesis Health Ventures, Inc.
                          -----------------------------
             (Exact name of registrant as specified in its charter)

            Pennsylvania                              8051                              06-1132947
   -------------------------------        ----------------------------     ------------------------------------
   (State or other jurisdiction of        (Primary Standard Industrial     (I.R.S. Employer Identification No.)
   incorporation or organization)         Classification Code Number)

                          Genesis Health Ventures, Inc.
                              101 East State Street
                            Kennett Square, PA 19348
                                 (610) 444-6350
   ---------------------------------------------------------------------------
   (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                              George V. Hager, Jr.
              Executive Vice President and Chief Financial Officer
                          Genesis Health Ventures, Inc.
                              101 East State Street
                            Kennett Square, PA 19348
                                 (610) 444-6350
            ---------------------------------------------------------
            (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)

                                                         COPIES TO:
       Richard J. McMahon, Esquire                 Mark Gordon, Esquire                  Megan L. Mehalko, Esquire
    Blank Rome Comisky & McCauley LLP         Wachtell, Lipton, Rosen & Katz      Benesch, Friedlander, Coplan & Aronoff LLP
             One Logan Square                       51 West 52nd Street             2300 BP Tower - 200 Public Square
          Philadelphia, PA 19103                    New York, NY 10019                     Cleveland, OH 44114
               215-569-5500                            212-403-1000                            216-363-4500

         Approximate date of commencement of proposed sale of the securities to the public: as soon as practicable.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-98941

                                EXPLANATORY NOTE


This Post Effective Amendment No. 1 to Form S-4 Registration Statement is being filed solely to file the form of NCS proxy cards as an exhibit to Registration Statement on Form S-4 (Registration No. 333-98941) in accordance with Rule 462(d) under the Securities Act of 1933, as amended.


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



Item 21. Exhibits and Financial Statement Schedules

         (a)      Exhibits

Regulation S-K
Exhibit Numbers     Description
---------------     -----------

2.1(7)              Agreement and Plan of Merger, dated as of July 28, 2002, by and among Genesis Health Ventures,
                    Inc., Geneva Sub, Inc. and NCS HealthCare, Inc.

4.1(4)              Amended and Restated Articles of Incorporation of Genesis Health Ventures, Inc.
4.2(5)              Amended and Restated Bylaws, as amended, of Genesis Health Ventures, Inc.
4.3(1)              Specimen of Common Stock Certificate of Genesis Health Ventures, Inc.
4.4(2)              Specimen of First Mortgage Bonds (Series A), due 2007, for Genesis Health Ventures, Inc.
4.5(3)              Indenture of Mortgage and Deed of Trust, dated as of September 1, 1992, by and among Genesis
                    Health Ventures, Inc., Delaware Trust Company and Richard N. Smith.
4.6(4)              Form of Warrant, included in the Warrant Agreement by and between Genesis Health Ventures, Inc.
                    and Mellon Investor Services, LLC, as Warrant Agent, dated as of October 2, 2001.
4.7(4)              Certificate of Designation of the Series A Convertible Preferred Stock of Genesis Health
                    Ventures, Inc. (included in Exhibit 4.1).
4.8(4)              Indenture for Second Priority Secured Notes due 2007, dated as of October 2, 2001, by and among
                    Genesis, as Issuer, the Guarantors, and the Bank of New York, as Trustee.
5.1(7)              Opinion of Blank Rome Comisky & McCauley LLP.
10.1(6)             Voting Agreement, dated as of July 28, 2002, by and among Jon H. Outcalt, NCS HealthCare, Inc.
                    and Genesis Health Ventures, Inc.
10.2(6)             Voting Agreement, dated as of July 28, 2002, by and among Kevin B. Shaw, NCS HealthCare, Inc.
                    and Genesis Health Ventures, Inc.

23.1(7)             Consent of KPMG LLP.


Regulation S-K
Exhibit Numbers     Description
---------------     -----------

23.2(7)             Consent of Ernst & Young LLP.

23.3(7)             Consent of Blank Rome Comisky & McCauley LLP (included in Exhibit 5.1).
24.1(7)             Power of Attorney.

99.1                Form of NCS Proxy Cards.

----------------------------
(1)   Incorporated by reference to Genesis' Form 8-A filed on October 2, 2001.
(2)   Incorporated by reference to Genesis' Registration Statement on Form S-1, dated September 4, 1992 (as amended) (Registration No. 33-51670).
(3)   Incorporated by reference to Genesis' Annual Report on Form 10-K for the fiscal year ended September 30, 1992.
(4)   Incorporated by reference to Genesis' Annual Report on Form 10-K for the fiscal year ended September 30, 2001.
(5)   Incorporated by reference to Genesis' Quarterly Report on Form 10-Q for the quarter ended December 31, 2001.
(6)   Incorporated by reference to Genesis' Current Report on Form 8-K dated July 29, 2002.
(7)   Previously filed.


         (b)      Financial Statement Schedules

None.

         (c)       Report, Opinion or Appraisal Exhibits

None.

                        SIGNATURES AND POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennett Square, State of Pennsylvania, on the date indicated.

                                                   Genesis Health Ventures, Inc.

Date: November 4, 2002                             By: /s/ George V. Hager, Jr.
                                                       ------------------------------------------------
                                                       George V. Hager, Jr.
                                                       Executive Vice President and
                                                       Chief Financial Officer

         Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

                Signatures                                      Title                                Date
-----------------------------------------  -----------------------------------------------    ------------------

                    *                      Director and Interim Chief Executive                November 4, 2002
-----------------------------------------  Officer (Principal Executive Officer)
Robert H. Fish


/s/ George V. Hager, Jr.                   Executive Vice President and Chief                  November 4, 2002
-----------------------------------------  Financial Officer (Principal Financial Officer
George V. Hager, Jr.                       and Principal Accounting Officer)


                    *                      Director                                            November 4, 2002
-----------------------------------------
James H. Bloem

                    *                      Director                                            November 4, 2002
-----------------------------------------
James E. Dalton, Jr.

                                           Director                                            __________, 2002
-----------------------------------------
James D. Dondero

                    *                      Director                                            November 4, 2002
-----------------------------------------
Dr. Philip P. Gerbino

                                           Director                                            __________, 2002
-----------------------------------------
Joseph A. LaNasa III


*By:  /s/ George V. Hager, Jr.                                                                 November 4, 2002
      ----------------------------
      George V. Hager, Jr.
      Attorney-In-Fact